EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated July 9, 2018 relating to the financial statements of Highway Holdings Limited and its subsidiaries appearing in the Annual Report on Form 20-F of Highway Holdings Limited and its subsidiaries for the year ended March 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte Touche Tohmatsu

Hong Kong

March 7, 2019